Exhibit 10.3

EMPLOYMENT AGREEMENT
This employment agreement, (the “Agreement”) is made on May __, 2018 by and between SWK TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as “SWK” or the “Company”), having its primary offices at 120 Eagle Rock Avenue, East Hanover, NJ 07936 and Brian James O’Reilly, currently residing at                                                                          (hereinafter referred to as the "Executive").
W I T N E S S E T H :
WHEREAS, Executive possesses certain knowledge and skills relating to the Company’s business that the Company wishes to obtain for the development and success of the Company’s business; and
WHEREAS, the Company desires to engage the services of the Executive, and the Executive desires to render such services.
NOW, THEREFORE, in consideration of the premises, the parties agree as follows:
1.          Employment.  The Company hereby employs the Executive as an Chief Technology Officer   and the Executive hereby accepts such employment, subject to the terms and conditions hereinafter set forth.
2.          Term.  The term of the Executive's employment hereunder shall commence on June 1, 2018 (the “Commencement Date”) and shall continue through May 31, 2021 (the “Term”) unless such Term is earlier terminated in accordance with the provisions of this Agreement.
3.          Duties.  The Executive agrees that he will serve the Company on a full-time basis faithfully and to the best of his ability, subject to the general supervision of the Chief Executive Officer (“CEO”) or his designee(s) and/or the Board of Directors of the Company.  The Executive’s duties and job description are attached hereto as Exhibit I.  The Executive agrees that he will not, during the term of this Agreement, engage in any other business activity which interferes with the performance of his obligations under this Agreement and Executive will devote all of his working time to the business and affairs of the Company; provided, however, that the foregoing shall not be construed as precluding the Executive from: (i) serving on the Board of Directors of any corporation or entity not directly competitive or competitive in any material respect with the Company; and (ii) investing or trading in securities or other forms of investments, in each case, so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder and such investments do not represent the ownership of five percent (5%) or more of the capital stock of publicly traded entities.  Performance of Executive’s duties hereunder shall in no event require that Executive relocate from his current residence.
4.          Compensation.
(a)          In consideration of the services to be rendered by the Executive hereunder, the Company agrees to pay the Executive, and the Executive agrees to accept, a Base Salary in the amount of Two Hundred Fifty Thousand Dollars ($250,000) per annum, subject to all required federal, state and local payroll deductions.  Currently, the Company pays its executives on a bi-weekly basis.
(b)          At the discretion of the Company’s Board of Directors, the Executive will also be eligible for periodic cash and/or stock bonuses.
(c)          The Executive shall be entitled to twenty five (25) Paid Time Off (“PTO”) days during each calendar year.  The Executive shall be permitted to carry forward all earned and unused PTO days from the prior calendar year.  However, all PTO carried over must be used by June 30th, with a minimum of 50% of all carry-over being used in the first quarter.  Any remaining days will be forfeited. The Company shall not be obligated to pay the Executive for any unused or lost PTO days, although the Company, in its sole discretion, may choose to pay the Executive for unused PTO days in lieu of providing the Executive with time off
(d)          The Executive shall be entitled to Company holidays in accordance with the Company’s Employee Handbook, as amended and as published periodically by the Company.
(e)          The Executive shall receive group medical and dental benefits for himself and his spouse of the same type as other Senior Managers of the Company. The Company shall pay the cost of such health and dental insurance in full.  The Executive shall also receive qualified retirement benefits, group disability insurance and group life insurance, as per the Employee Handbook, and in accordance with the Company’s standard practices.
(f)          To the extent that the Executive becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Executive shall continue to receive his total compensation and other benefits hereunder until the termination of this Agreement pursuant to Paragraph 10 hereof; provided, however, that the Executive’s Base Salary shall be reduced by any disability benefits Executive receives from policies maintained and paid for by the Company.  Moreover, Executive is required to exhaust all accrued but unused PTO in connection with any such absence due to disability.
5.          Business Expenses.
Executive is authorized to incur, and the Company shall pay and reimburse him, for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines adopted by the Board of Directors.  The Company will pay and reimburse Executive for all such reasonable expenses upon the presentation by Executive, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the CEO or COO.
6.          Termination by the Company for Cause.
The Company has the right to terminate Executive’s employment with cause. Termination by the Company of the Executive’s employment for cause (hereinafter referred to as “Termination for Cause), shall mean termination upon:
(i)          the willful and continued failure by the Executive to substantially perform the Executive’s material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board or the CEO, which demand specifically identifies the material duties that the Board believes that the Executive has not substantially performed; or
(ii)          the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company, monetarily; or
(iii)           the conviction of the Executive of a felony that results in the Executive being unable to substantially carry out his duties as set forth in this Agreement for a period of at least 60 days; or
(iv)          the commission of any act by the Executive against the Company that constitutes embezzlement, larceny, and/or grand larceny.
7.          Termination by the Company Without Cause.   If the Company terminates Executive’s employment other than for Cause pursuant to Paragraph 6, the Company shall pay or provide the Executive, within thirty (30) days of the date of termination, with: (i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused PTO days prior to the date of termination; (iii) any unpaid compensation due under Paragraph 4 (b) herein; (iv) any unpaid expense reimbursement owed to him for periods through the date of termination; and (v) the Executive’s Base Salary for the remainder of the Term.
8.          Termination by the Executive.     The Executive may terminate his employment hereunder for “Good Reason,” within ninety (90) days of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; or (ii) any failure to pay, within a reasonable amount of time, any part of the Executive’s compensation  or to provide the benefits contemplated herein.   The Executive shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph.  In the event of Termination by Executive for Good Reason, Company shall be obligated to pay to Executive that compensation due as if Company had terminated Executive Without Cause pursuant to Paragraph 7 of this Agreement.

9.          Termination Due to Death.     In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate. The Company shall have no further obligation or duty to the Executive or her estate or beneficiaries other than monies owed to Executive under Paragraph 7(i), (ii), (iii) (iv) and (v).

10.        Termination Due to Disability.     Nothwithstanding the preceding sections, the Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term.  The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Executive unable to perform the essential functions of the services contemplated hereunder for a period of one hundred eighty (180) days during any twelve (12) month period during the Term.  Executive represents that any period of disability beyond one hundred eighty

(180) days would place an undue burden and hardship on the Company.   Any such termination shall become effective upon mailing or hand delivery of such notice to the Executive. The Company shall have no further obligation or duty to the Executive following termination under this Paragraph, other than to pay Executive all earned compensation and benefits through the date of termination, and other than as required by applicable law.  In addition, Executive will be entitled to the lesser of (i) an additional six (6) month’s Base Salary or (ii) Executive’s Salary through the end of the Term, following any such termination, to be paid pursuant to the Company’s normal payroll cycle.  For purposes of determining the existence or nonexistence of a disability, the Executive and Company shall mutually agree to a physician.  If the Executive and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

11.        Non-Disclosure of Confidential Information and Non-Competition  This provision shall be governed by the terms and conditions of that certain, Non-Compete/Non-Disclosure/Non-Solicitation Agreement, dated as of the date hereof and attached as Exhibit A hereto.
12.        Successors; Binding Agreement.
Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Executive shall die shall inure to the benefit of and be enforceable by the Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate other than the amounts owed under Section 4(h) and under Section 7(i), (ii), (iii) and (iv).  If Executive dies after a notice of termination has been submitted, by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.
13.        Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive, and such officer as may be specifically designated by the Board.  No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
14.        Severance and Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15.        Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

16.        Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally.  No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Executive’s compensation and benefits may be changed at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.
17.        Negotiated Agreement.  This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.
18.        Notices.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Executive at the Executive’s home address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
19.        Governing Law and Resolution of Disputes.  All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of New Jersey.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Phoenix, Arizona in accordance with the rules of the American Arbitration Association (“AAA”) then in effect.  Arbitration will take place before a single experienced employment arbitrator licensed to practice law in Arizona and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The arbitrator may not modify or change this Agreement in any way.  Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction.  In any arbitration pursuant to this Paragraph 19, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Executive.  Executive agrees that the cost provisions of this Paragraph are fair and not unconscionable.  Nothing in this Paragraph 19 shall be construed to limit the Company’s ability to seek injunctive and other relief in connection with an actual or threatened violation of Paragraph 11 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of June ___, 2018.

SWK TECHNOLOGIES, INC.

______________________________
By:  Mark Meller, CEO                                         June __, 2018

EXECUTIVE:
______________________________          Dated ______________________
Brian James O’Reilly

EXHIBIT A

NON-COMPETE/NON-DISCLOSURE/NON-SOLICITATION AGREEMENT

THIS NON-DISCLOSURE, NON-COMPETE, AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into by and between SWK Technologies, Inc., a Delaware corporation (the “Company”), and ____________(“Employee”) and is effective as of ______________ 2018 (“Effective Date”).

WITNESSETH

WHEREAS, the Company desires to employ Employee on an at-will basis pursuant to the terms of that certain Employment Agreement signed by the Company and Employee on the date hereof; and

WHEREAS, Company requires each of its employees to agree to certain restrictions as set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.         Confidential Information and Company's Intellectual Property/Non-Disclosure Agreements.

1.1            The Employee agrees not to use, disclose or make accessible to any other person, a partnership, corporation of any other entity any Confidential Information (as defined below) pertaining to the business of the Company except: (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislature body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, “Confidential Information” shall mean nonpublic information concerning the Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, techniques, technologies, schematics, discoveries, processes, methods, trade secrets, marketing plans and other nonpublic, proprietary and confidential information of the Company, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event the Employee’s employment is terminated hereunder for any reason, he immediately shall return to the Company all Confidential Information in her possession.

The Employee agrees that any and all inventions, improvements, processes, procedures and techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company.

Employee shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications and procedures and techniques regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefore and can secure such copyright or patent wherever possible, as well as reissues, renewals and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional of special compensation or reimbursement regarding any and all such writings inventions, improvements, processes, procedures and techniques.

1.2         The Employee and the Company agree that this covenant regarding confidential information is a reasonable covenant under the circumstances and further agree that if in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. The Employee agrees that any breach of the covenant contained in this Section 1 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee for any court having jurisdiction over the matter, restraining any further violation of this Section 1.

1.3         The provisions of this Section 1 shall extend for the duration of this Agreement and at all times thereafter.

2.           Non-Competition: Non-Solicitation.

2.1         The Employee agrees that during the Non-Competition Period (as defined in Section 2.4 below), without the prior written consent of the Company: (i) he shall not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, greater than five percent (5%) holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity directly competitive with the business of the Company that compete directly with the Company including, for these purposes, any business in which, at the termination of employment, there was a bona fide intention on the part of the Company to engage in the future; and (ii) shall not, on behalf of any competing entity, directly have any dealings or contact with any customers of the Company.

2.2         During the Non-Competition Period, Employee agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the six months immediately preceding such date of hiring or solicitation.

2.3         The Employee and the Company agree that the covenants of non-competition and non-solicitation are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Employee agrees that any breach of the covenants contained in this Section 2 would irreparably injure the Company. Accordingly, the Employee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Employee from any court having jurisdiction over the matter, restraining any other violation of this Section 2.

2.4           The provisions of this Section 2 shall extend for the term of employment and survive the termination of the Agreement of two years from the date of such termination (herein referred to as the “Non-Competition Period”).

3.           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier), one (1) day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the United States mails, as follows:

To the Company:             SWK Technologies, Inc.,
120 Eagle Rock
East Hanover, NJ 07936
Telephone: (xxx)
Facsimile:    (xxx)
Attention:   Mark Meller

To Employee:

4.           Entire Agreement. The Agreement contains the entire Agreement between the parties hereto with respect to the matters contemplated herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Employee and the Company and/or its affiliates regarding the terms and conditions of Employee’s employment with the Company and/or its affiliates.

5.           Binding Effect. Except as otherwise provided herein, the Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Employee. “Successors and Assigns” shall mean, in the case of the Company, a successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or Common Stock of the Company.

6.           No Assignment. Except as contemplated by Section 5 above, the Agreement shall not be assignable or otherwise transferable by either party.

7.           Amendment of Modification: Wavier. No provisions of the Agreement may be amended or waived unless such amendment or waiver is authorized by the Company’s Chief Executive Officer and Board and is agreed to in writing signed by Employee and by a officer of the Company thereunto duly authorized. Except as otherwise specifically provided in the Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

8.           Fees and Expenses. If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of the Agreement, or for a declaration of each party's rights or obligations hereunder or to set aside any provisions hereof or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including but not limited to, reasonable attorney's fees and disbursements.

9.           Governing Law and Venue. The validity, interpretation, construction, performance and enforcement of the Agreement shall be governed by the internal laws of the State of New Jersey, without regard to its conflicts of law rules.

10.         Titles. Titles to the Section in the Agreement are intended solely for convenience and no provision of the Agreement is to be construed by reference to the title of and Section.

11.         Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one Agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

12.         Severability. Any term or provision of the Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of the Agreement or affecting the validity or enforceability of any of the terms and provisions of the Agreement in any other jurisdiction.

IN WITNESS WHEREOF the parties hereto have executed Agreement as of the day and year first set forth above.

SWK TECHNOLOGIES, INC.

By: _______________________________

Mark Meller
Chief Executive Officer

EMPLOYEE

By:________________________________